Exhibit 2.1

ASSET PURCHASE AGREEMENT
AMONG
GUNDERSON RAIL SERVICES LLC
(“BUYER”)
AND
AMERICAN ALLIED RAILWAY EQUIPMENT CO., INC.,
AMERICAN ALLIED FREIGHT CAR CO., INC., AND
AMERICAN ALLIED RAILWAY EQUIPMENT CO. — SOUTH, L.L.C.
(“SELLERS”)
AND
JACK A. WIDMER
(“STOCKHOLDER”)
January 24, 2008

Exhibit A — Escrow Agreement
Exhibit B — Assignment and Assumption Agreement and Bill of Sale
Exhibit C — Assignment of Intellectual Property
Exhibit D — Listing of Assets Included in Acquired Assets
Exhibit E — Financial Statements
Exhibit F — Excluded Assets
Exhibit G — Commercial Lease

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of January 24, 2008, by and among GUNDERSON RAIL SERVICES LLC, an Oregon limited liability company (“Buyer”), and AMERICAN ALLIED RAILWAY EQUIPMENT CO., INC., an Illinois corporation (“AARE”), AMERICAN ALLIED FREIGHT CAR CO., INC., an Illinois corporation (“AAFC”), and AMERICAN ALLIED RAILWAY EQUIPMENT CO. — SOUTH, L.L.C., a Georgia limited liability company (“AALLC”) (AARE, AAFC and AALLC are collectively referred to herein as the “Sellers”) and JACK A. WIDMER (“Stockholder”). Buyer, Sellers and Stockholder are referred to collectively herein as the “Parties.”
     Sellers refurbish, repair and assemble new and used railroad car wheelsets and other rail parts, namely, couplers, yokes, side frames and bolsters (the “Business”).
     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of Sellers included in, or related to, the Business.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
1. Definitions.
     “Acquired Assets” means all right, title, and interest in and to all of the assets of Sellers relating exclusively to the Business, including, without limitation, any of the following assets to the extent they are so related: (a) business concepts, business plans and methods of doing business, including trade names, trademarks and service marks, (b) products and services, including software programs (including source code and object code and all enhancements and improvements), (c) rights with respect to tangible property, including real property (such as Leasehold Improvements) and personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), and leases, subleases, and rights with respect thereto, (d) Intellectual Property, including copyrights, patents and licenses and sublicenses (both granted and obtained), technology, know-how and other rights (such as remedies against infringements and rights to protection of interests under the laws of all jurisdictions), (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights, (f) trade receivables, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes) to the extent such items are included in current assets which are part of Net Working Capital or for which Sellers received credit as a pro ration at Closing, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Authorities, (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, end-user materials, studies, reports, and other printed or written materials, and (j) goodwill and going concern value, including customer, supplier and other business relationships and customer lists; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign business enterprise, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sellers as an organization or (ii) any of the rights of Sellers under this Agreement (or under any side agreement between Sellers on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); or (iii) Excluded Assets. For the avoidance of doubt, the Acquired Assets shall include, without limitation, the assets identified on Exhibit D.
     “Acquired Business” means the business carried on by Sellers with the Acquired Assets.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, causes of action, lawsuits, administrative proceedings (including informal proceedings), audits, demands, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, lost profits, diminution in value, dues, penalties, fines, costs, assessments, adjustments, deficiencies, interest, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, costs, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (whether arising in disputes with third parties or in disputes between the parties).
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
     “Another Transaction” means the direct or indirect sale (whether by sale of stock or membership interests, merger, consolidation, recapitalization or other disposition) of all or any part of Sellers or any material portion of their assets, in whole or in part, or issued or unissued capital stock or other interests.
     “Applicable Rate” means the corporate base rate of interest publicly announced from time to time by JP Morgan Chase Bank, N.A.
     “Asbestos Liabilities” shall mean any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.
     “Assumed Liabilities” means (a) those accounts payable of Sellers relating to the Acquired Business and those accrued expenses of Sellers relating to the Acquired Business, to the extent such accounts payable and accrued expenses arose in the Ordinary Course of Business and are recorded on the Most Recent Balance Sheet (rather than in any notes thereto) and remain unpaid at Closing (provided, that such accounts payable are not past due), or have arisen in the Ordinary Course of Business consistent with past practice since the date of the Most Recent Balance Sheet (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, Asbestos Liability, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), and (b) all obligations of Sellers relating exclusively to the Acquired Business under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing (but in the case of (i) and (ii), not including any obligation or liability (A) to the extent arising out of or in connection with any breach of any such agreement, contract, lease, license or other arrangement occurring as of or prior to the Closing or (B) without Buyer’s written consent, arising out of or in connection with any such agreement, contract, lease, license or other arrangement that was required to be listed on §3(o) of the Disclosure Schedules but was not listed), provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Sellers for Income Taxes, (ii) any Liability of Sellers for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any Liability of Sellers for Taxes arising with respect to periods through the Closing Date, (iv) any Liability of Sellers for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (v) any obligation of Sellers to indemnify any Person (including Stockholder) by reason of the fact that such Person was a director, officer, employee, or agent of Sellers or was serving at the request of Sellers as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (vi) any Liability of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vii) any Liability to the extent arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority, (viii) any Liability to the extent arising under any Environmental, Health and Safety Requirements, including, without limitation, those with respect to Asbestos Liability or the ownership or operation by Sellers or Stockholder, or any predecessor of the Sellers or Stockholder, or any Person whose Liability the Sellers, the Stockholder or the Acquired Business has retained or assumed, either contractually or by operation of Law, or any other Person at any time on or prior to the Closing of the Acquired Business or the assets and properties of the Acquired Business (including, without limitation, any properties previously owned, leased or occupied by Sellers or Stockholder), (ix) any Liabilities relating to any Employee Benefit Plan of Sellers, (x) any Liability accruing, arising out of, or relating to, the Excluded Assets, (xi) any Liability for intercompany payables owed by any Seller or any Affiliate of any Seller to any Affiliate, (xii) any Liability of the Sellers arising out of or related to any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint (“Action”) against the Sellers or any Action which is likely to result in a Material Adverse Effect and which shall have been asserted on or prior to the Closing Date, (xiii) any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Seller on or prior to the Closing Date, (xiv) any Liability for express or implied warranties or for replacement or repair thereof or other damages in connection with products sold, manufactured, leased or delivered by Sellers on or prior to the Closing Date, (xv) any Liability associated with the

Employment Obligations or (xvi) any Liability or obligation of Sellers under this Agreement (or under any side agreement between Sellers on the one hand and Buyer on the other hand entered into on or after the date of this Agreement). Anything expressly excluded from this definition of Assumed Liabilities and any other Liability not expressly assumed by Buyer under the definition of Assumed Liabilities shall be defined as the “Excluded Liabilities.”
     “Balance Sheet” means the compiled balance sheet of Sellers as of December 31, 2006.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Business” has the meaning set forth in the preface above.
     “Buyer” has the meaning set forth in the preface above.
     “Buyer Group” has the meaning set forth in §9(b).
     “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     “CERCLA” has the meaning set forth in §3(y)(v).
     “Closing” has the meaning set forth in §2(d).
     “Closing Date” has the meaning set forth in §2(d).
     “Closing Purchase Price” has the meaning set forth in §2(c)(i).
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means any information concerning the business and affairs of Sellers that is not already generally available to the public.
     “Disclosure Schedule” has the meaning set forth in §3.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind, including without limitation any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits as compensation for services rendered, to present or former directors, officers, employees, agents, or independent contractors, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, independent contractors, or agents.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
     “Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code §414.
     “Escrow Agent” has the meaning set forth in §2(c)(iii).
     “Escrow Agreement” means the Escrow Agreement, dated on or prior to the Closing Date, by and among Buyer and Sellers, substantially in the form of Exhibit A attached hereto providing for a twenty four month escrow with release of $2.0 million of the Indemnification Escrow Amount after the first twelve months.
     “Excluded Assets” means all assets owned by the Sellers, other than those included in Acquired Assets. Without limiting the generality of the foregoing, Excluded Assets include the lands and buildings occupied by Sellers which are owned by an Affiliate of Sellers, all assets which are part of the operations in El Paso, Illinois; all Cash; all rights and assets owned by or associated with any qualified profit-sharing or other retirement or employee benefit plan which is maintained or contributed to by the Sellers; Sellers’ intercompany transactions; the capital stock of AAFC and membership interests of AALLC; those personnel records which the Sellers are required by law to retain in their possession; the Sellers’ corporate franchise, stock record books, corporate minute books and other records which have to do exclusively with the Sellers’ organization or stock capitalization; Sellers’ rights under this Agreement and the other agreements delivered in conjunction herewith; and those other assets, if any, listed specifically on Exhibit F as Excluded Assets.

     “Exclusivity Period” has the meaning set forth in §6(h).
     “Fiduciary” has the meaning set forth in ERISA §3(21).
     “Financial Statements” has the meaning set forth in §3(g)(i).
     “FIRPTA Affidavit” has the meaning set forth in §8(a)(ix).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Authority” means any government, court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, international, provincial, federal, state, county or local.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Improvements” has the meaning set forth in §3(k)(iii).
     “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Indemnification Escrow Amount” means $5,000,000.
     “Indemnified Party” has the meaning set forth in §9(e)(i).
     “Indemnifying Party” has the meaning set forth in §9(e)(i).
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights (including proprietary electronic content and art work), and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Knowledge” means actual knowledge after reasonable investigation of Jack A. Widmer, Robert Coup, Gary Schoenfeldt, Kevin P. Deany, Rick Bess, Dave Thomas, and John Widmer.
     “Law” means any constitution, law, statute, common law, treaty, rule, directive, requirement, regulation, Order or other restriction of any Governmental Authority, including any laws, rules or regulations relating to import-export and customs services rules or regulations.
     “Lease Consents” has the meaning set forth in §8(a)(vi).
     “Leased Personal Property” has the meaning set forth in §3(m).
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Sellers.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property.
     “Liability” means any liability or obligation of any kind, character or description (including, but not limited to, direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility), whether accrued or unaccrued, absolute or contingent, mature or unmature, due or to become due, asserted or unasserted, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, disputed or undisputed, joint or several, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics’, materialmen’s, and similar liens arising in the Ordinary Course of Business securing amounts that are not delinquent, and (b) liens for Taxes (other than income Taxes) not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which there are adequate reserves on the books not incurred in connection with the borrowing of money.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Sellers, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided, however, that, if a second request shall have been issued under the HSR Act, and if Buyer shall determine pursuant to Section 6(c)(ii) to continue to seek HSR approval by responding to such second request, in such event, no effect or change shall be considered a Material Adverse Effect or a Material Adverse Change of Sellers unless such effect or change either (a) results from an act of God or of the public enemy, fire, flood, epidemic, or quarantine restriction which materially impairs the ability to operate the

Business, or (b) either individually or, together with other effects or changes applicable to Sellers, would be reasonably expected to reduce Sellers’ consolidated earnings before income taxes, depreciation and amortization (“EBITDA”) for calendar year 2008 to less than $9 million.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in §3(g)(i) below.
     “Most Recent Fiscal Month End” has the meaning set forth in §3(g)(i).
     “Most Recent Fiscal Year End” has the meaning set forth in §3(g)(i) below.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Net Working Capital” means current assets conveyed by Sellers to Buyer at the Closing (consisting, for purposes of this definition, of only trade receivables net of allowances for doubtful accounts, inventory net of allowances for damaged, defective, excess, slow-moving or obsolete inventory and prepaid expenses identified on Schedule A attached hereto (excluding prepaid rent, prepaid insurance and prepaid property taxes and any other prepaid expenses that are prorated as of Closing) minus current liabilities assumed by Buyer consisting, for purposes of this definition, of only trade payable and accrued expenses identified on Schedule B attached hereto all on a consolidated basis. In no event shall intercompany transactions be considered in the calculation of Net Working Capital.
     “Non-Compete Period” means the three year period beginning on the Closing Date, as automatically extended for the period of any non-compliance with §7(e).
     “Orders” means judgments, writs, decrees, compliance agreements, rulings, charges, injunctions or orders of and Governmental Authority or arbitrator.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Parties” has the meaning set forth in the preface above.
     “Permits” has the meaning set forth in §3(i)(ii).
     “Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith, for which adequate reserves have been established in accordance with GAAP and which reserves are included in the Acquired Assets; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith that would not, individually or in the aggregate, materially impair the use or occupancy of the Real Property or the operation of the business of Sellers as currently conducted on such Real Property; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the business of Sellers as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of Sellers as currently conducted thereon.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
     “Personal Property Lease” has the meaning set forth in §3(m).
     “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
     “Purchase Price” has the meaning set forth in §2(c).
     “Qualified Plan” has the meaning set forth in §3(w)(i)(D).
     “Real Property” has the meaning set forth in §3(k)(ii).
     “Real Property Laws” has the meaning set forth in §3(k)(v).
     “Required Working Capital” means an amount equal to $18,500,000.
     “Sellers” has the meaning set forth in the preface above.
     “Seller Core Representations” has the meaning set forth in §9(a).
     “Statement of Allocation” has the meaning set forth in §2(g).
     “Stockholder” has the meaning set forth in the preface above.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Systems” has the meaning set forth in §3(z).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Benefit” has the meaning set forth in §9(f).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” has the meaning set forth in §9(e)(i).
     “WARN Act” has the meaning set forth in §3(v).
     “Working Capital Escrow Amount” means $1,000,000 plus any Closing Date Working Capital Increase Amount.
2. Basic Transaction.
          (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets free and clear of all Liens at the Closing for the consideration specified below in this §2.
          (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Sellers not included within the definition of Assumed Liabilities.
          (c) Purchase Price.
               (i) Buyer agrees to deliver to Sellers at the Closing $83,000,000 (the “Purchase Price”), subject to adjustment as provided in § 2(c)(ii), minus the Indemnification Escrow Amount and further minus $1,000,000 (the net amount, the “Closing Purchase Price”) payable by wire transfer or delivery of other immediately available funds.

               (ii) Sellers shall prepare and deliver to Buyer at least five days prior to the Closing Date an estimated consolidated balance sheet of AARE, AAFC and AALLC prepared as of the Closing Date on a basis consistent with that of the Most Recent Financial Statements (the “Estimated Closing Balance Sheet”) and a detailed calculation of the Seller’s estimated Net Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”) in order for Buyer to review the calculation of the Estimated Closing Working Capital. If the Estimated Closing Working Capital is less than the Required Working Capital, then the Purchase Price paid at the Closing shall be decreased by the amount by which the Required Working Capital exceeds the Estimated Closing Working Capital on a dollar for dollar basis. If the Estimated Closing Working Capital is greater than $1,000,000 in excess of the Required Working Capital (such amount in excess of $19,500,000, if any, on a dollar for dollar basis, the “Closing Date Working Capital Increase Amount”), then the Closing Date Working Capital Increase Amount shall be delivered to the Escrow Agent as provided in subsection (iv) below. The decrease or increase, as the case may be, of the Purchase Price at Closing is referred to herein as the “At-Closing Capital Adjustment Amount.”
               (iii) Buyer agrees to deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), at the Closing the Indemnification Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account. The Indemnification Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Sellers to Buyer under §9 of this Agreement in accordance with the terms hereof. Any amounts released from escrow to the Sellers shall be treated as part of the Purchase Price. Any amounts deposited by Buyer pursuant to Sections 6(c)(i) and 6(c)(ii) shall be deposited with the Escrow Agent as a separate fund to be held by the Escrow Agent and disbursed pursuant to Section 10(b) if the transaction contemplated by this Agreement does not close.
               (iv) Buyer agrees to deliver to the Escrow Agent at the Closing the Working Capital Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into an escrow account for that purpose. The Working Capital Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Sellers to Buyer under §2(f) of this Agreement in accordance with the terms hereof. Any amounts released from escrow to the Sellers will be treated as part of the Purchase Price.
     (d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of counsel to Buyer (or, if requested, at the offices of counsel to any lender to Buyer) commencing at 9:00 a.m. Pacific time on the second Friday following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself); provided, that, if such second Friday occurs within 17 days prior to the end of any fiscal quarter of The Greenbrier Companies, Inc., the Closing shall be on the first Friday following such fiscal quarter end, or on such other date as the Parties may mutually determine (the “Closing Date”). Within five days before or after the Closing Date, Buyer, Buyer’s accountants and Sellers will conduct a physical count of Sellers’ inventory.

     (e) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in §8(a) below; (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §8(b) below; (iii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer (A) the Assignment, Assumption and Bill of Sale and Assignment of Intellectual Property in the forms attached hereto as Exhibits B and C, respectively and (B) such other instruments of sale, transfer, conveyance, and assignment (including other intellectual property assignments) as Buyer and its counsel may reasonably request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Sellers (A) the Assignment, Assumption and Bill of Sale and Assignment of Intellectual Property in the forms attached hereto as Exhibits B and C, respectively and (B) such other instruments of assumption as Sellers and its counsel may reasonably request; and (v) Buyer will deliver to Sellers and the Escrow Agent the consideration specified in §2(c) above.
     (f) Post-Closing Working Capital Adjustment to Purchase Price. As promptly as practicable after the Closing Date, but in no event later than 180 days following the Closing, Buyer shall prepare and deliver to Sellers an unaudited consolidated balance sheet of AARE, AAFC and AALLC and an updated statement of the Seller’s Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). The Net Working Capital Schedule shall be prepared in accordance with GAAP and, to the extent in compliance with GAAP, in a manner consistent with the preparation of the Most Recent Financial Statements. If the Closing Net Working Capital is less than the Estimated Closing Working Capital, the Purchase Price shall be reduced dollar for dollar for the shortfall to the extent, and only to the extent it falls below the Required Working Capital. In the event the Closing Net Working Capital is more than the Estimated Closing Working Capital, to the extent, and only to the extent that it exceeds the sum of the Required Working Capital plus $1,000,000, the Purchase Price shall be increased on a dollar for dollar basis for the excess.
     If the Sellers shall disagree with the Net Working Capital Schedule, Sellers shall notify Buyer on or before thirty (30) days after the date on which Buyer delivers to the Sellers such statement of the Net Working Capital Schedule. Sellers and Buyer shall attempt to resolve any such disagreements. If Sellers and Buyer are unable to resolve all such disagreements on or before the date fifteen (15) days following notification by the Buyer of any such disagreements, Sellers and Buyer shall retain the firm of KPMG, LLP, or if KPMG, LLP is not willing to serve as the Final Accounting Firm, then such other nationally recognized independent public accounting firm upon whom Sellers and Buyer shall mutually agree, or if no such other accounting firm is willing to serve as the Final Accounting Firm, then such other qualified Person upon whom the Sellers and Buyer shall mutually agree (such accounting firm or other Person being referred to as the “Final Accounting Firm”), to resolve all such disagreements, who shall adjudicate the dispute with respect to the Net Working Capital Schedule and the calculation of the Closing Net Working Capital. Sellers and Buyer agree to execute, if requested by the Final Accounting Firm, an engagement letter containing reasonable and customary terms, including an indemnification against claims asserted by the respective parties. If Sellers and Buyer are unable to agree on the choice of an accounting firm, then Sellers and Buyer shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of five (5) names, excluding their respective regular outside accounting firms), which firm shall be the Final Accounting Firm. A determination by the Final Accounting Firm shall be binding and conclusive upon the parties to this Agreement.

     The Final Accounting Firm shall offer Sellers and Buyer the opportunity to provide written submissions regarding their positions on the dispute matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the dispute matters to the Final Accounting Firm. The determination of the Final Accounting Firm shall be based on an independent review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution as promptly as possible after submission of the dispute, but in any event no later than sixty (60) days after submission of the dispute. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and the Sellers, jointly and severally, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually contested by such party, as determined by the Final Accounting Firm. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
     If the Purchase Price is reduced as a result of the determination of Closing Net Working Capital pursuant to this §2(f), then within three (3) business days from the date on which the Closing Net Working Capital is finally determined, Buyer and Sellers shall deliver a joint written authorization to the Escrow Agent authorizing the Escrow Agent to (i) release to Buyer an amount of cash from the Working Capital Escrow Amount equal to the adjustment plus any proceeds earned on such portion of the Working Capital Escrow Amount, and (ii) release to Sellers the remainder of the Working Capital Escrow Amount, if any, plus any proceeds earned thereon. If the amount of the Purchase Price decrease adjustment exceeds the Working Capital Escrow Amount, then within three (3) business days from such date on which the Closing Net Working Capital is finally determined, pursuant to this §2(f), Sellers shall pay to Buyer an amount equal to the balance thereof.
     If the Purchase Price is increased as a result of the determination of the Closing Net Working Capital pursuant to this §2(f), then within three (3) business days from the date on which the Closing Net Working Capital is finally determined, Buyer shall deliver to Sellers the increased amount of the Purchase Price.
     (g) Allocation. For Federal income Tax purposes, Buyer shall be deemed to have delivered cash in the amount of the Purchase Price for the Acquired Assets and the noncompetition covenants set forth in §7(e) and to have assumed liabilities in the amount established pursuant to §2(b). The Purchase Price shall be allocated among the Acquired Assets, the noncompetition covenants, and the Assumed Liabilities in accordance with the principles set forth in Section 1060 of the Code in a statement (the “Statement of Allocation”) prepared by the Buyer. Of such amounts, the sum of $300,000 represents consideration for the noncompetition covenants set forth in §7(e). Buyer shall deliver the Statement of Allocation to Seller’s within 240 days of the Closing. Sellers shall complete and execute a Form 8594 promptly upon receipt of such allocation, in a manner consistent with the allocation, deliver a copy of such form to Buyer and file a copy of such form with Sellers’ Tax Returns for the period that includes the

Closing Date. None of the Parties shall take any action inconsistent unless Sellers notify Buyer, within 30 days that Sellers have a bona fide, reasonable objection that the Statement of Allocation was not prepared in a manner consistent with this §2(g), in which case the parties shall negotiate in good faith to resolve such dispute.
          (h) Casualty Loss. If between the date hereof and the Closing Date, there is any loss, destruction or other physical damage to any Acquired Assets resulting from theft, fire, accident or any other casualty, whether or not insured, or any Lien exists or is placed on any Acquired Asset and is not removed or released on or prior to the Closing Date (collectively, a “Casualty Loss”), then the Sellers shall promptly give notice to Buyer of such Casualty Loss and the amount of insurance, if any, payable to Sellers with respect thereto. If such Casualty Loss does not prevent the fulfillment of a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement or does not prevent the operation of the Acquired Business in the ordinary course consistent with past practices, or if it does and Buyer waives such condition in writing, Buyer shall accept the Acquired Assets with the affected Acquired Asset in its damaged condition (or without the affected Acquired Asset in the case of theft, destruction, or Liens) in which event any Insurance Proceeds payable to Sellers with respect to such Acquired Asset (together with a payment by Sellers at Closing of an amount equal to the deductible or retained amount with respect to such Casualty Loss and an amount equal to the difference between the Insurance Proceeds and the full replacement value of , or cost to repair, the affected Acquired Asset, as applicable) shall be assigned and/or paid to Buyer. “Insurance Proceeds” include the insurance recoveries that the Sellers in fact receive as a direct consequence of the Casualty Loss, excluding any amounts which are in effect self-insured whether through retention amounts or otherwise.
          (i) Transfer of Title. Title to all of the Acquired Assets and risk of loss shall pass to Buyer at the Closing. The Sellers shall present Buyer with a bill of sale and assignment and such other instruments of title at the Closing that are reasonably appropriate to convey and assign all of the Acquired Assets to Buyer. From and after Closing, the Sellers and the Stockholder shall cooperate with Buyer and execute, deliver and record such instruments of title and other documents reasonably requested by Buyer in order to more fully perfect Buyer’s right, title and interest thereto and therein.
3. Sellers’ Representations and Warranties. Each Seller and the Stockholder, jointly and severally, represent and warrant to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the Disclosure Schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3. If an item is disclosed in one section of the Disclosure Schedule, it shall not be deemed to have been disclosed in any other section of the Disclosure Schedule unless the relevance of such disclosure to the other section is reasonably apparent on its face.
          (a) Organization of Sellers. Each Seller is duly organized, validly existing, and in good standing under the laws of its domicile disclosed in §3(a) of the Disclosure Schedule.

          (b) Authorization of Transaction. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms and conditions.
          (c) Non-contravention. Except as disclosed in §3(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any Law to which any Seller is subject or any provision of the charter or bylaws of Sellers or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as disclosed in §3(c) of the Disclosure Schedule, Sellers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Government Authority or any third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).
          (d) Brokers’ Fees. Except as disclosed in §3(d) of the Disclosure Schedule (which fees shall be paid by Sellers at Closing), Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
          (e) Title to Assets. Sellers have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer. The Acquired Assets constitute all of the assets which are used in, useful to or necessary for the Business.
          (f) Subsidiaries. Except as disclosed in §3(f) of the Disclosure Schedule, Sellers do not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
          (g) Financial Statements.
               (i) Attached hereto as Exhibit E are the following financial statements (collectively, the “Financial Statements”): (A) compiled consolidated balance sheets and statements of income, and changes in stockholders’ equity as of and for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 (the “Most Recent Fiscal Year End”) for Sellers; and (B) unaudited consolidated balance sheets and statements of income, and changes in stockholders’ equity (the “Most Recent Financial Statements”) as of and for the nine (9) months ended [September 30, 2007] (the “Most Recent Fiscal Month End”) for Sellers.

               (ii) Except as specifically identified with particularity on the cover sheet to Exhibit E, each of the Financial Statements (including the notes thereto) (A) has been prepared in accordance with the books and records of Sellers (which are true and correct in all material respects), (B) is true, correct and complete in all material respects, (C) fairly and accurately presents the financial condition, results of operations, retained earnings and changes in cash flow which it purports to present as of the dates thereof and for the periods indicated thereon and (D) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Most Recent Balance Sheet, to the lack of footnotes and other presentation items and normal recurring year-end adjustments (which will not be material individually or in the aggregate). Since December 31, 2003, except as required by applicable law or GAAP, there has been no change in any accounting principle, procedure or practice followed by Sellers or in the method of applying any such principle, procedure or practice.
               (iii) Each Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Sellers have established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to Sellers is made known to the Chief Executive Officer and Chief Financial Officer of Sellers by others within Sellers. Since December 31, 2003, there have been no significant changes in the internal controls of Sellers over financial reporting or, to the Knowledge of Sellers, in other factors that would reasonably be expected to significantly affect the internal controls of Sellers over financial reporting.
          (h) Events Subsequent to Most Recent Fiscal Year End. Except as otherwise disclosed in §3(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End:
               (i) Sellers have not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;
               (ii) Sellers have not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;
               (iii) no party (including Sellers) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which any Seller is a party or by which it is bound;
               (iv) Sellers have not imposed or suffered any Lien, which Lien results in a Material Adverse Change upon any of their assets, tangible or intangible;
               (v) Sellers have not made any capital expenditures outside the Ordinary Course of Business;

               (vi) Sellers have not made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business;
               (vii) Sellers have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
               (viii) Sellers have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their Business or Acquired Assets;
               (ix) No Seller has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
               (x) No Seller has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
               (xi) No Seller has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); and
               (xii) Sellers have not committed to any of the foregoing.
          (i) Legal Compliance.
               (i) Sellers have complied with all applicable laws (including rules, regulations, codes, ordinances, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any Seller alleging any failure so to comply.
               (ii) Sellers possess, and are in compliance with, the terms and conditions of, all franchises, consents, approvals, licenses, permits, certificates and other authorizations (“Permits”) from any Governmental Authority that are necessary for the ownership of the Acquired Assets and the conduct of the Acquired Business as presently conducted in the Ordinary Course of Business. With respect to each such Permit: (A) the Permit is in full force and effect; and (B) Sellers are not in breach or default, and, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of the Permit.

          (j) Tax Matters.
               (i) AARE (and any predecessor of AARE) has been a validly electing S corporation within the meaning of Code §1361 and §1362 at all times since July 1, 1997, and AARE will be an S corporation up to and including the Closing Date.
               (ii) AAFC (and any predecessor of AAFC) has been a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B) at all times since July 1, 1997, and AAFC will be a qualified subchapter S subsidiary up to and including the Closing Date.
               (iii) Each Seller has filed all material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been paid. None of Sellers currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of Sellers. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
               (iv) There is no material dispute or claim concerning any Tax liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which Sellers have Knowledge based upon personal contact with any agent of such authority. No claim has been made since December 31, 2000 by an authority in a jurisdiction where any of Sellers does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.
               (v) §3(j)(v) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to each Seller for taxable periods ended on or after December 31, 2000, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Each Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller filed or received since December 31, 2003. None of Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for any such waiver or extension that expired on or before December 31, 2000).
               (vi) None of Sellers has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G. None of Sellers is a party to any Tax allocation or sharing agreement. None of Sellers (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return or (B) has any liability for the Taxes of any Person (other than any of Sellers) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vii) The unpaid Taxes of Sellers (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns.
               (viii) None of Sellers will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
                    (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date,
                    (B) “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local or foreign income Tax law),
                    (C) installment sale or open transaction made on or prior to the Closing Date, or
                    (D) prepaid amount received on or prior to the Closing Date.
               (ix) None of Sellers has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
          (k) Real Property.
               (i) The Sellers do not own any Real Property. §3(k)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §3(k)(i) of the Disclosure Schedule, with respect to each of the Leases:
                    (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
                    (B) except for those Leases for which Lease Consents are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
                    (C) Each Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, there are no disputes with respect to such Lease;

                    (D) neither any Seller nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
                    (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;
                    (F) no Seller owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;
                    (G) no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and
                    (H) no Seller has collaterally assigned or granted any other Lien in such Lease or any interest therein.
               (ii) The Leased Real Property identified in §3(k)(i) of the Disclosure Schedule (the “Real Property”) comprise all of the leased real property used or intended to be used in the Business of Sellers; and no Seller is a party to any agreement or option to purchase any real property or interest therein.
               (iii) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of Sellers. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Sellers as currently conducted thereon.
               (iv) No Seller has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ, or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the business of Sellers as currently conducted thereon.
               (v) The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety, noise, and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). No Seller has received any notice of violation of any Real Property Law and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.
               (vi) Each parcel of Real Property (x) other than Washington, Illinois, is served by a suitable spur track or other access to rail lines and (y) has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and in each case such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.
               (vii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of Sellers as currently conducted thereon.
               (viii) The current use and occupancy of the Real Property and the operation of the business of Sellers as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.
          (l) Intellectual Property.
               (i) Sellers have not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any respect, and no Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Seller.
               (ii) §3(l)(ii) of the Disclosure Schedule identifies each patent or trademark registration that has been issued to any Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for trademark registration that any Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission that any Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, trademark registrations, applications, licenses, agreements, and permissions (as amended to date). §3(l)(ii) of the Disclosure Schedule also identifies each trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and material computer software item used by any Seller in connection with its Business. Such Intellectual Property is sufficient to operate the Business as has been conducted by the Sellers prior to Closing. With respect to each item of Intellectual Property required to be identified in §3(l)(ii) of the Disclosure Schedule:
                    (A) Sellers possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;
                    (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
                    (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D) Sellers have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
               (iii) §3(l)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Sellers use pursuant to license, sublicense, agreement, or permission and identifies the annual payments owed to such third party. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in §3(l)(iii) of the Disclosure Schedule:
                    (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
                    (B) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
                    (C) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
                    (D) Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
                    (E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, including without limitation, a failure by Sellers to pay any required maintenance fees).
               (iv) Each present or past employee, officer, director, consultant or any other Person who developed any part of any Seller’s Intellectual Property has executed a valid and enforceable agreement with such Seller that conveys to such Seller any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or contract.
          (m) Tangible Assets. Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Acquired Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. §3(m) of the Disclosure Schedule lists (i) all material items of personal property owned by Sellers which are included in the Acquired Assets and (ii) each item not owned by Sellers but used in the Acquired Business and subject to rental or lease payments therefor (including with respect to such property not owned by Sellers (the “Leased Personal Property”), the owner of, the lessee of, and any agreement (“Personal Property Lease”)) relating to the use of, each such item of Leased Personal Property.

          (n) Inventory. The inventory of Sellers consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers. The values at which the inventory is carried and set forth on the Most Recent Balance Sheet and the Estimated Balance Sheet reflect the valuation policy of stating inventories at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP.
          (o) Contracts. §3(o) of the Disclosure Schedule lists all of the material contracts of Sellers necessary, useful or advisable for the conduct of the Acquired Business as presently conducted, including the following contracts (written or oral) and other agreements to which any Seller is a party:
               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $150,000 per annum;
               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $150,000;
               (iii) any agreement concerning a partnership or joint venture;
               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $150,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
               (v) any agreement concerning confidentiality or non-competition;
               (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, bonus, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
               (vii) any collective bargaining agreement;
               (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000 or providing severance benefits;
               (ix) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $150,000.

     Sellers have delivered to Buyer a true, correct and complete copy of each written agreement listed in §3(o) of the Disclosure Schedule (as amended to date) and a true, correct and complete written summary setting forth the material terms and conditions of each oral agreement referred to in §3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.
          (p) Notes and Accounts. All notes and accounts receivable of Sellers are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms (specifically, 30 days from invoice date) at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers. All accounts payable of Sellers are reflected properly on their books and records, arose in the Ordinary Course of Business, and are valid payables related to the operations of the Acquired Business.
          (q) Powers of Attorney. Except as disclosed in §3(q) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Sellers.
          (r) Insurance. §3(r) of the Disclosure Schedule sets forth information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which any Seller is a party.
          (s) Litigation. §3(s) of the Disclosure Schedule sets forth each instance in which any Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.
          (t) Product Warranty. All of the products manufactured, sold, leased, and delivered by Sellers have conformed with all applicable contractual commitments and all express and implied warranties, and Sellers have no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the express reserve for product warranty claims set forth on the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers.
          (u) Product Liability. To the Knowledge of Sellers, no Seller has any Liability which would have a Material Adverse Effect arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Seller.
          (v) Employees. §3(v) of the Disclosure Schedule lists all current employees and independent contractors of Sellers as of the Closing Date, their permanent classifications (if applicable), their hourly rates of compensation, base salaries or other form of direct base compensation (as applicable), their total 2006 and 2007 compensation (and any changes thereto which are reasonably likely to be implemented prior to Closing). To the Knowledge of Sellers, no executive, key employee, or significant group of employees plans to terminate employment with any Seller during the next 12 months. Except as disclosed on §3(w) of the Disclosure Schedule, no Seller is a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years. No Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Seller. Within the past 3 years, Sellers have not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer. Each Seller has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including, without limitation, provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, collective bargaining, occupational safety and health and the payment and withholding of social security and other Taxes.
          (w) Employee Benefits.
               (i) §3(w)(i) of the Disclosure Schedule lists each Employee Benefit Plan that each Seller maintains or to which any Seller contributes or has any obligation to contribute.
                    (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
                    (B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
                    (C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code (and the regulations promulgated thereunder) to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sellers. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                    (D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan and its related trust are so qualified, and Sellers have no Knowledge of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan or any underlying trust.
                    (E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate or the establishment thereof. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened. Sellers have no Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.
               (ii) Neither any Seller, nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).
               (iii) Neither any Seller, nor any ERISA Affiliate contributes to, or has or has ever had any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.
               (iv) No Seller maintains, contributes to or has ever had an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of such Seller other than in accordance with COBRA.
               (v) No Seller is obligated to make any payment or payments and is not a party to (or a participating employer in) any agreement or Plan that would give rise to additional Taxes or interest under Section 409A of the Code (or any similar provision of state, local or foreign Law).
          (x) Guaranties. Except as set forth in §3(x) of the Disclosure Schedule, no Seller is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.
          (y) Environmental, Health, and Safety Matters.
               (i) Sellers, and their Affiliates, have complied and are in compliance with all Environmental, Health, and Safety Requirements.
               (ii) Without limiting the generality of the foregoing, each Seller has obtained, has complied, and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth on §3(y)(ii) of the Disclosure Schedule.
               (iii) No Seller has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.
               (iv) Except as set forth on §3(y)(iv) of the Disclosure Schedule, to the Knowledge of Sellers none of the following exists at any property or facility owned or operated by any Seller: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.
               (v) No Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.
          (z) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks, databases or systems and related services that are used by or relied on by any Seller in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by any Seller.
          (aa) Customers and Suppliers.
               (i) §3(aa) of the Disclosure Schedule lists the ten (10) largest customers of Sellers (on a consolidated basis) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. §3(aa) of the Disclosure Schedule also lists any additional current customers that Sellers anticipate shall be among the ten (10) largest customers for the current fiscal year.
               (ii) Since the date of the Balance Sheet, no supplier of any Seller has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to such Seller, and no customer listed on §3(aa) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from such Seller.
          (bb) Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet, including the calculation of the current assets and current liabilities, delivered by the Sellers to Buyer within five days prior to the Closing Date was prepared in accordance with GAAP and in good faith based upon a prudent and thorough review of all relevant financial information, and is a fair and accurate presentation of the Sellers’ total current assets and total current liabilities as of the Closing Date.
          (cc) Business Relationships with Affiliates. Except as disclosed in §3(cc) of the Disclosure Schedule, no Affiliate of the Sellers (a) owns any property or right, tangible or intangible, which is used in the Acquired Business, (b) has any claim or cause of action against the Sellers or with respect to any Acquired Asset, or (c) owes any money to, or is owed any money by, any Seller. No Seller is a party to any contract related to the Acquired Business with (i) any officer or director of any Seller or (ii) any Affiliate of a Person described in clause (i).
4. Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers (and to Stockholder for purposes of §4 of this Agreement) that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.
          (a) Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
          (b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
          (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any Law to which Buyer is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Except as disclosed in §4(c) of the Disclosure Schedule, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Authority or any third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

          (d) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.
          (e) Sources of Funds. Buyer has adequate sources to finance the transactions contemplated by this Agreement.
5. Stockholder Representations. To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Stockholder represents and warrants to Buyer that the statements contained in this §5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §5), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §5.
          (a) Power and Authority. Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms and conditions. Stockholder does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other third party in order to consummate the transactions contemplated by this Agreement.
          (b) Non-contravention. Stockholder’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not (i) violate any Law to which Stockholder is subject or (ii) conflict with, resulting a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Stockholder is a party or by which he is bound or to which any of his assets is subject (or result in the imposition of any Lien upon any of his assets).
          (c) Ownership of Sellers’ Stock. Stockholder holds of record and beneficially owns all issued and outstanding shares of AARE’s capital stock and 49% of the membership interest in AALLC. Stockholder’s shares of AARE and memberships interest in AALLC are not subject to any pledge or Lien. Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that obligates Stockholder to sell, transfer, or otherwise dispose of any of its shares of AARE, membership interests in AALLC or any of the Acquired Assets. Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any its shares of AARE or membership interests in AALLC.
          (d) Brokers’ Fees. Stockholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
          (a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §8 below).
          (b) Notices and Consents.
               (i) Sellers will give any notices to third parties, and Sellers will use reasonable best efforts, to obtain any third-party consents referred to in §3(c) above, the Lease Consents, and the items set forth in §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of third parties or governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above; provided that filings under the HSR Act shall be governed by subsection (c) below.
          (c) HSR Act Filing.
               (i) Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required under the HSR Act or similar state Law. Sellers and Stockholder shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing. At the time of the HSR filing, Buyer shall deposit $1,000,000 in the Escrow Account, which, together with any interest accrued thereon, will be applied to the Purchase Price upon Closing or paid to Buyer or Sellers in accordance with Section 10 if the transaction contemplated by this Agreement does not close. In furtherance and not in limitation of the foregoing, and subject to Buyer’s right as provided in Section 6(c)(ii) to make a good faith determination whether to respond to any second request, each party hereto agrees to supply as promptly as practicable any additional information and documentary material that may be requested by applicable Governmental Authority pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to effect a Closing as soon as practicable. Buyer shall be responsible for payment of the filing fee with regard to the initial filing and any re-submission filing required under the HSR Act. Seller shall be responsible for Seller’s legal costs should Seller engage specialist HSR counsel to advise Seller through the HSR process.
               (ii) If a second request is issued under the HSR Act or similar state Law, Buyer shall within 15 days of the issuance of the second request make a good faith determination, after consulting with Sellers, (i) to continue to seek HSR approval by responding to the second request, in which event Buyer shall deposit an additional $2,300,000 in the Escrow Account, which, together with any interest accrued thereon, will be applied to the Purchase Price upon Closing or paid to Buyer or Sellers in accordance with Section 10 if the transaction contemplated by this Agreement does not close, or (ii) that the transaction contemplated by this Agreement is unlikely to be consummated within a reasonable period of time, at a reasonable cost, or on commercially reasonable terms, in which event Buyer shall terminate the Agreement in accordance with §10.
               (iii) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 6(c) shall require, or be deemed to require, (i) Buyer (or any of its Affiliates or Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Affiliates’ or Subsidiaries’) business in any specified manner) in order to obtain clearance of the transaction contemplated by this Agreement from the United States Department of Justice, the Federal Trade Commission or any state Governmental Authority under the HSR Act or any state Law, or (ii) Buyer to waive any of the conditions to closing set forth in this Agreement.
               (iv) Each of Buyer and Sellers shall, in connection with the efforts referenced in Section 6(c) (including the original filing and any second request), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Bureau of Competition of the Federal Trade Commission or any other Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
               (v) In furtherance and not in limitation of the covenants of the parties contained in this Section 6(c), if any objections are asserted by any Governmental Authority or any third party with respect to the transactions contemplated hereby under any Law, then each of Buyer and Sellers shall use its reasonable best efforts to resolve any such objections so as to permit the consummation of the transactions contemplated by this Agreement.
               (vi) Notwithstanding the foregoing or any other provision of this Agreement, no party shall have any obligation to use its reasonable best efforts to oppose any proceedings threatened by a senior official of any Governmental Authority or instituted by any Governmental Authority or private party seeking to enjoin or challenging the transactions contemplated hereby as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the transactions contemplated hereby, and in lieu thereof (a) the parties shall consult and negotiate with each other regarding appropriate alternatives, and (b) either Buyer or any Seller may terminate this Agreement pursuant to Section 10(a)(v) below.

          (d) Operation of Business. Sellers will not engage in, and Stockholder will not permit any Seller to engage in, any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, unless consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), including, but not limited to, (i) grant any salary or wage increase to any officer of any Seller, (ii) take any action that increases the amount of the Assumed Liability being assumed by Buyer, (iii) enter into or amend any written employment or, except as provided below, a collective bargaining agreement with any of its employees, (iv) renew, amend, terminate or modify any contract that materially and adversely impacts any Seller or the Acquired Business, (v) enter into any contract or agreement with any customer or supplier for a duration longer than the duration consistent with past practices of Sellers, (vi) acquire any material amount of assets or capital stock of any other person, or (vii) authorize or enter into any agreement in furtherance of any of the foregoing. The foregoing notwithstanding, the Parties acknowledge that Sellers may enter into negotiations with the union currently representing certain of Sellers’ employees for an extension, amendment or renewal of the existing collective bargaining agreement or a new collective bargaining agreement, and, so long as the following provisions of this Section 6(d) are followed, Buyer’s written consent shall not be necessary for any such extension, amendment, or renewal of the existing collective bargaining agreement or a new collective bargaining agreement with the union. Sellers covenant that their negotiations, if any, with the bargaining representative will be conducted in a commercially reasonable manner consistent with past practice. Sellers will advise Buyer of the nature, extent and status of ongoing discussions and negotiations, if any, with the bargaining representative..
          (e) Preservation of Business. Each Seller will, and Stockholder will cause each Seller to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
          (f) Full Access. Sellers will permit representatives of Buyer (including legal counsel and accountants) to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Sellers. Buyer will treat and hold as such any Confidential Information it receives from Stockholder and Sellers in the course of the reviews contemplated by this §6(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Stockholder and Sellers all tangible embodiments (and all copies) of the Confidential Information that are in its possession.
          (g) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3, §4 and §5 above. No disclosure by any Party pursuant to this §6(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
          (h) Exclusivity. Sellers and Stockholder agree that from and after the date hereof until this Agreement is terminated pursuant to §10 hereof or until the Closing (the “Exclusivity Period”), neither Sellers or Stockholder shall, or shall permit any of the officers, directors, representatives, agents, or Affiliates of Sellers, to: (A) enter into any written or oral agreement or understanding with any Person (other than Buyer) regarding Another Transaction; (B) solicit or entertain offers from, enter into or continue any negotiations or discussions with, encourage, discuss, or accept any proposal of any Person (other than Buyer) regarding the possibility of Another Transaction or provide any information to any Person in connection therewith; or (C) except as otherwise required by Law (upon written advice of counsel), Order or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding Sellers (including this Agreement, any materials containing any of the terms and conditions hereof and any other financial information, projections or proposals regarding Sellers) to any Person (other than to Buyer and its representatives) whom Sellers or Stockholder knows, or has reason to believe, would have any interest in participating in Another Transaction. Sellers and Stockholder represent to Buyer that they are not bound to negotiate Another Transaction with any other Person and the execution of this Agreement does not violate any agreement to which Sellers or Stockholder is bound or to which any of the assets of Sellers are subject. In the event that Sellers or Stockholder receives any offer, proposal or requests from third parties for, or requests for information in connection with, Another Transaction during the Exclusivity Period, such recipient will promptly inform such Person that it is bound by the terms of this §6(h) and is not permitted to consider any offer or proposal or engage in dialogue with such Person. Sellers and Stockholder will also promptly notify and update Buyer regarding any such offer, proposal or request and developments in connection therewith.
          (i) Maintenance of Real Property. Sellers shall, and Stockholder shall cause Sellers to, maintain the Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.
          (j) Leases. Sellers shall not, and Stockholder shall not permit Sellers to, amend, modify, extend, renew or terminate any Lease, nor shall Sellers enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property requiring payments in excess of $10,000 annually as averaged over the term thereof, without the prior written consent of Buyer.
7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
          (a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §9 below).
          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller, each of the other Parties will cooperate with the contesting or defending Party and his counsel in the contest or defense, make available his personnel, and provide such testimony and access to his books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §9 below).
          (c) Transition. Neither Stockholder nor any Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with such Seller prior to the Closing.
          (d) Confidentiality. Stockholder and each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that any Seller or Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Stockholder or any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided, however, that it shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
          (e) Covenant Not to Compete. In consideration of the payment by Buyer of the Purchase Price:
               (i) Each of the Stockholder and the Sellers acknowledges that it has become familiar with Sellers’ and their Affiliates and their predecessors’ trade secrets and with other confidential information concerning the Acquired Business, Sellers, their Affiliates and their respective predecessors, as the case may be. During the Non-Compete Period, neither the Stockholder nor any Seller shall, and each shall use its best efforts to cause its agents and Affiliates not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the businesses, products and/or services of Buyer, its Affiliates or the Acquired Business as such businesses, products and/or services exist or are in the process of being formed or acquired as of the Closing Date. The Parties acknowledge that the nature and scope of the Acquired Business is both national and international. As used in this Agreement, the term “Restricted Territory” means (A) the states, territories or possessions of the United States; (B) Canada and (C) Mexico
     Nothing herein shall prohibit the Stockholder or any Seller from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as neither the Stockholder nor such Seller has any active participation in the business of such corporation. Nothing herein shall prohibit Stockholder or any Seller, or their respective Affiliates, from engaging in the machinery refurbishment and repair business as contemplated in the El Paso, Illinois venture heretofore disclosed to Buyer.
               (ii) During the Non-Compete Period, neither the Stockholder nor any Seller shall, directly or indirectly through another Person:
                    (1) induce or attempt to induce any employee of Buyer or any Subsidiary or Affiliate of Buyer to leave the employ of Buyer or such Subsidiary or Affiliate, or in any way interfere with the relationship between Buyer or such Subsidiary or Affiliates, on the one hand, and any employee thereof, on the other hand, except for not to exceed seven current employees of AARE listed in §7(e) of the Disclosure Schedule who may be recruited to work in the contemplated El Paso, Illinois venture heretofore disclosed to Buyer;
                    (2) hire any person who is or was an employee of any Seller and who accepts employment by Buyer until six (6) months after such individual’s employment relationship with Buyer or such Subsidiary or Affiliate of Buyer has been terminated;
                    (3) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of Buyer or any Subsidiary or Affiliate (including any such customer, supplier, licensee or other business relation of the Acquired Business, as acquired by Buyer) to cease or reduce doing business with Buyer or such Subsidiary or Affiliate, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Buyer or any such Subsidiary or Affiliate, on the other hand; or
                    (4) accept, solicit or attempt to solicit orders for the sale of products or the provision of services which are similar to the products sold by, or the services offered by, any Seller prior to the Closing Date (whether or not from current or prospective customers of Seller).
               (iii) If, at the time of enforcement of this §7(e), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect Buyer to the greatest extent possible under applicable law from improper competition. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this §7(e) and that Buyer would be irreparably damaged if any Party were to breach the covenants set forth in this §7(e). Therefore, in the event of a breach or threatened breach of this §7(e), Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this §7(e) (without posting a bond or other security) or require the breaching Party to account for and pay over to Buyer all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this §7(e), if and when final judgment of a court of competent jurisdiction is so entered against such breaching Party. The Parties agree not to claim that the non-breaching Party has adequate remedies at law for a breach of §7(e), as a defense against any attempt by the non-breaching Party to obtain equitable relief described in this §7(e)(iii).
          (f) Tax Matters; Prorations. The Sellers shall, and the Stockholder shall cause the Sellers to, pay all transfer, documentary, sales, use, excise and similar Taxes in connection with the sale and transfer of the Acquired Assets to Buyer. All rents and real property taxes under any Leases, all utilities incurred at the Real Property and all personal property taxes with respect to the Acquired Assets will be prorated between the Sellers, on the one hand, and Buyer, on the other hand, as of the Closing Date, with each such Party being responsible for payment of their prorated portion thereof. To the extent these expenses are paid by the Sellers or Buyer, they shall be excluded from the calculation of Net Working Capital.
          (g) Receipts and Payments. The Sellers shall promptly pay to Buyer all monies received by the Sellers following the Closing with respect to any Acquired Asset, including any claim, right or benefit included in the Acquired Assets, and Buyer shall promptly pay to the Sellers all monies received by Buyer with respect to any Excluded Asset or any claim, right or benefit arising thereunder not included in the Acquired Assets.
          (h) Name Changes. The Sellers acknowledge and agree that the Acquired Assets include the Business Names and, upon the Closing, the Business Names and all goodwill associated therewith shall become the exclusive property of Buyer. The “Business Names” means the business names, brand names, trade names, trademarks, service marks and domain names “American Allied” and www.americanalliedrailway.com and any and all derivatives thereof, including any registrations and/or applications for registration of the foregoing. Within thirty days following the Closing, the Sellers shall terminate with the appropriate Governmental Authorities all of its registrations of assumed business names that include the name “American Allied” or any derivative thereof or any name intended or likely to be confused or associated with any Business Name. Notwithstanding the foregoing, Buyer does not grant the Sellers a license to use, and the Sellers shall have no right, title or interest in or to any Business Name following the Closing. The Sellers shall cause its Affiliates not to use the names “American Allied” or any derivative thereof following the Closing. Sellers agree to execute the current form of Registrant Name Change Agreement, or similar document, required by Sellers’ domain name registry to effect the transfer of ownership of the domain name. Sellers warrant that the registration of and payment for the domain name are current and will remain current until transfer of the domain name is complete. The foregoing notwithstanding, Stockholder’s Affiliates, American Allied Railway Equipment Company, LLP and American Allied Holding, LLC, which own the Leased Real Property, may maintain their respective names so long as these activities are limited to investment in real estate and they do not cause confusion among the Business’ customers or vendors.
8. Conditions to Obligation to Close.
          (a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in §3 and 5 above shall be true and correct as of the date of this Agreement and in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date; provided, however, that this closing condition shall not be interpreted to require Sellers to maintain a relationship with any particular customer or customers through the Closing;
               (ii) Each Seller and Stockholder shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
               (iii) Each Seller shall have procured all of the third-party consents specified in §6(b) above (and shall have provided copies of such consents to Buyer) and no action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (C) adversely affect the right of Buyer to own the Acquired Assets and to operate the former business of such Seller (provided that this subparagraph (iii) shall not apply to matters under the HSR Act);
               (iv) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §8(a)(i)-(iii) is satisfied in all respects;
               (v) Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;
               (vi) Stockholder’s Affiliate that owns the Leased Real Property shall have entered executed and delivered a lease agreement for each parcel of the Leased Real Property in the form of Exhibit G and Sellers shall have obtained and delivered to Buyer, if requested by Buyer’s lenders, in connection with any Leased Real Property, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in customary and commercially reasonable form and substance reasonably satisfactory to Buyer’s lenders;
               (vii) All waiting periods specified by Law including under the HSR Act, the passing of which is necessary for the consummation of transactions contemplated by this Agreement, shall have expired or terminated, and the applicable waiting periods shall have expired for notices provided under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. Sect. 2101(a)(6), with respect to any employee of the Acquired Business;
               (viii) There shall have been, since the date of this Agreement, (i) individually or in the aggregate, no Material Adverse Effect; or (ii) no Material Adverse Changes in the Sellers’ or Stockholder’s ability to consummate any of the transactions contemplated hereby or to perform any of their respective obligations hereunder;
               (ix) Each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”);
               (x) All indebtedness of Sellers for borrowed money and letters of credit shall have been paid at Closing and Buyer shall have received copies of customary payoff letters from all holders of such indebtedness in for reasonably satisfactory to Buyer and Buyer shall have received recordable lien releases simultaneous with the Closing;
               (xi) no Casualty Loss has occurred with respect to any Acquired Asset that, individually or in the aggregate, would materially impair the operations of the Acquired Business of Sellers in the ordinary course consistent with past practices; and
               (xii) all actions to be taken by Sellers and Stockholder in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be customary and in commercially reasonable form and substance.
     The foregoing notwithstanding, in the event the Parties comply with a second request under the HSR Act and the applicable waiting period under the HSR Act has terminated, then the failure of one or more of the conditions set forth in this Section 8(a) shall not excuse the obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing if that failure or those failures, individually or in the aggregate, do not otherwise have a Material Adverse Effect.
     Buyer may waive any condition specified in this §8(a) if it executes a writing so stating at or prior to the Closing.
          (b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
               (i) the representations and warranties set forth in §4 above shall be true and correct as of the date of this Agreement and in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
               (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
               (iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §8(b)(i)-(iii) is satisfied in all respects;
               (v) Sellers and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;
               (vi) Buyer shall have entered into, executed and delivered lease agreements for the Leased Real Property in the form of Exhibit G; and
               (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.
     Sellers may waive any condition specified in this §8(b) if it executes a writing so stating at or prior to the Closing.
9.	Remedies for Breaches of This Agreement.
     (a) Survival of Representations and Warranties. All of the representations and warranties of Sellers contained in §3(g)-(i), §3(k)-(v), §3(x), §3(z) and §3(aa)-(bb) of this Agreement and all representations and warranties of Stockholder contained in §5 shall survive the Closing (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twenty-four months thereafter. All of the other representations and warranties of Buyer, Stockholder or Sellers contained in this Agreement (including the representations and warranties of Sellers contained in §3(a)-(f), §3(j), §3(w), §3(y) and §3(cc) hereof (the “Seller Core Representations”)) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 30 days following the expiration of the applicable statutes of limitations (including any extension thereto). Any covenants of any party which by their terms are to be performed or observed on or following the Closing shall survive the Closing until fully performed or observed in accordance with their terms. Notwithstanding the preceding sentences of this §9(a), any claim with respect to which specific written notice is provided by the Buyer to the any Seller prior to the applicable times of expiration described in this §9(a) shall survive such expiration times until such claim is finally and conclusively resolved.
          (b) Indemnification Provisions for Buyer’s Benefit. From and after the Closing, each Seller and Stockholder, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates, successors, assigns, officers, managers, directors, stockholders, members, agents and employees (collectively, the “Buyer Group”) against any Adverse Consequences (including any Adverse Consequences that Buyer Group may suffer after the end of any applicable survival period) that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with (i) the breach by any Seller of any representation or warranty contained herein or in any other document or in any exhibit, schedule or attachment thereto or in any certificate delivered by any Seller in connection therewith; (ii) any nonfulfillment or breach of any covenant or agreement on the part of any Seller set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of any Seller in connection herewith; (iii) any and all Taxes and Liabilities of the Sellers of any nature arising with respect to periods through the Closing Date or arising out of any transactions contemplated hereby, including without limitation those listed on the Disclosure Schedules; (iv) any of the Excluded Assets or Excluded Liabilities, including but not limited to, any Employment Obligations of the Sellers; (v) any violation of Environmental Laws on or prior to the Closing Date; and (vi) the ownership or use of the Acquired Assets or the conduct or operations of the Acquired Business on or before the Closing Date.
provided, however, that except with respect to the Seller Core Representations and fraud or willful misconduct (A) Buyer’s sole and exclusive recovery under this §9(b)(i) for Adverse Consequences relating to breaches of the representations and warranties of any Seller or the Stockholder contained in this Agreement shall be limited to the ability to make claims against the amounts in escrow pursuant to the Escrow Agreement; and (B) Buyer shall not be entitled to recover any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of any Seller until Buyer has suffered Adverse Consequences by reason of all breaches under this Agreement in excess of a $150,000.00 aggregate threshold (after which point Buyer shall be entitled to recover all of its Adverse Consequences, including the first $150,000.00 of such Adverse Consequences (i.e., including the Adverse Consequences up to the threshold).
          (c) Indemnification Provisions for Sellers and Stockholder’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Sellers or Stockholder make a written claim for indemnification against Buyer pursuant to §9(d) below within the survival period (if there is an applicable survival period pursuant to §9(a) above), then Buyer shall indemnify Sellers or Stockholder from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the maximum liability of the Buyer under this §9(c) shall not exceed an aggregate amount equal to $5,000,000, and (B) Sellers and Stockholder shall not be entitled to recover any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Buyer until Sellers and Stockholder have suffered Adverse Consequences by reason of all breaches under this Agreement in excess of a $150,000.00 aggregate threshold (after which point Sellers and Stockholder shall be entitled to recover all of their Adverse Consequences, including the first $150,000.00 of such Adverse Consequences (i.e., including the Adverse Consequences up to the threshold) up to $5,000,000.
          (d) General Indemnification by the Stockholder. The Stockholder covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Group from, against in respect of all Adverse Consequences against any Adverse Consequences (including any Adverse Consequences that Buyer Group may suffer after the end of any applicable survival period) that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with (i) the breach by Stockholder of any representation or warranty contained in §5 of this Agreement; and (ii) any nonfulfillment or breach of any covenant or agreement on the part of Stockholder set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of Stockholder in connection herewith.
          (e) Matters Involving Third Parties.
               (i) If any third party notifies any Party, or any action, claim or proceeding will be brought or asserted against any Party respect of which indemnity may be sought under this §9 (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.
               (ii) Any Indemnifying Party shall have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
               (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §9(e)(ii) above, (A) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

               (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §9(e)(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §9.
          (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §9. Indemnification payments under this §9 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party actually recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences and the receipt of indemnification payments under this §9 from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this §9 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). All indemnification payments under this §9 shall be deemed adjustments to the Purchase Price. In no event shall an Indemnified Party be entitled to recover the same Adverse Consequences twice under this Agreement.
          (g) Recoupment Against Escrow Account. Any payment to which Buyer or an Indemnified Party through Buyer is entitled hereunder under this §9 which amount is solely and exclusively to be recovered by making claims against the amounts in escrow pursuant to the Escrow Agreement shall be made as a payment to Buyer from the escrow account in accordance with the terms of the Escrow Agreement.
          (h) Other Indemnification Provisions. Nothing in this Agreement shall be deemed to prevent an Indemnified Party from making a Third Party Claim, and an Indemnified Party may make a Third Party Claim hereunder, for potential or contingent Third Party Claims provided the notice of Third Party Claim sets forth the specific basis for any such potential or contingent Third Party Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Third Party Claim may be made.
          (i) Materiality Exclusion. Notwithstanding anything to the contrary herein, for purposes of the indemnities in this §9, each representation and warranty made by any Seller or the Stockholder is made without any qualifications or limitations as to materiality (including, without limitation, any qualifications or limitations made by reference to a Material Adverse Effect or Material Adverse Change) and, without limiting the foregoing, the words “material” and words of similar import shall be deemed deleted from any such representation and warranty for such purpose.
          (j) Exclusive Remedy. Buyer, Sellers and Stockholder acknowledge and agree that, except with respect to fraud and willful misconduct, the foregoing indemnification provisions in this §9 and, except with respect to the Seller Core Representations and fraud and willful misconduct, the provisions of the Escrow Agreement shall be the exclusive remedy of Buyer, Sellers and Stockholder with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer, Sellers and Stockholder hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA. Notwithstanding the preceding sentences, the indemnification limits set forth in this Agreement shall in no way limit or restrict the right of Buyer to seek any equitable remedies to which it may be entitled (other than with respect to matters arising under any Environmental, Health and Safety Requirements).
10. Termination.
          (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
               (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
               (ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing
                    (A) If there is or has been:
                         (1) a material misrepresentation, inaccuracy or breach of any representation or warranty made by the Sellers or Stockholder pursuant to this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of the Sellers or Stockholder pursuant to the terms of this Agreement if such representation or warranty is not qualified by any Material Adverse Effect, Material Adverse Change or other materiality qualification;
                         (2) a misrepresentation, inaccuracy or breach of any representation or warranty made by the Sellers or Stockholder pursuant to this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of the Sellers or Stockholder pursuant to the terms of this Agreement herewith if such representation or warranty is qualified by any Material Adverse Effect, Material Adverse Change or other materiality qualification; or

                         (3) a material breach of any obligation, agreement or covenant made by the Sellers or Stockholder pursuant to this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of the Sellers or Stockholder pursuant to the terms of this Agreement; and
                         (4) such misrepresentation, breach or inaccuracy is not reasonably expected to be, or has not been, fully cured within 30 days following delivery of notice thereof to the Sellers or Stockholder;
                    (B) if the Closing shall not have occurred on or before the 180th day after filing the initial notification form under the HSR Act by reason of the failure of any condition precedent under §8(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) other than the conditions set forth in §§8(a)(v) and 8(a)(vii) hereof to the extent such conditions apply to the HSR Act;
                    (C) If a second request is issued under the HSR Act or similar state Law, and Buyer makes a good faith determination not to continue to seek HSR approval, as provided in Section 6(c)(ii); or
                    (D) Buyer (or any of its affiliates or subsidiaries) is required to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Affiliates’ or Subsidiaries’) business in any specified manner) or to waive any of the conditions to closing in order to obtain clearance of the transaction contemplated by this Agreement from the United States Department of Justice, the Federal Trade Commission or any state Governmental Authority under the HSR Act or any state Law; and
               (iii) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the 180th day after filing the initial notification form under the HSR Act by reason of the failure of any condition precedent under §8(b) hereof (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement). Notwithstanding the provisions of clause (B) of this subparagraph 10(a)(iii) above, Buyer is given the option to extend the 180 day period for two (2) additional twenty (20) day periods (the “extended period(s)”) following expiration of the 180 day period by giving notice of exercise of the option (“option notice”) at least one (1) day before the expiration of the 180th day (or, with respect to the second option notice, the 200th day) but in each case not more than eight (8) days prior to such expiration; provided, that, if Buyer has no reasonable expectation of the termination of the HSR Act waiting period by the end of the 220th day after filing the initial notification form under the HSR Act, the extended period shall not apply and the option notice shall be totally ineffective;

               (iv) by Buyer or the Sellers if:
                    (A) any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise materially restraining the transactions contemplated hereby and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that no Party may exercise its right to terminate this Agreement pursuant to this §10(a)(iv)(A) unless that Party has used commercially reasonable efforts to prevent and remove such judgment, injunction, order or decree, and provided further, that this subparagraph (A) does not apply to HSR matters; or
                    (B) any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect, provided, that this subparagraph (B) does not apply to HSR matters.
               (v) by either Buyer or any Seller on three business day’s prior notice (which notice must be received no later than 5:00 pm (Pacific time) to be effective the following third business day), after a senior official of any Governmental Authority has threatened to institute, or a private party or Governmental Authority institutes, a proceeding seeking to enjoin or challenging the transactions contemplated hereby as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the transactions contemplated hereby.
          (b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §7(d), the provisions of this §10(b), the broker and finder provisions of §§3(d), 4(d) and 5(d), the expenses and fees provisions of §11(k), the specific performance and remedies provisions of §11(r), the governing law and forum provisions of §11(q), 11(s) and 11(t) and the public disclosure provisions of §11(a), each of which shall survive any such termination; and provided further, however, that any and all escrow deposits made pursuant to §6(c)(i) or §6(c)(ii) shall: (i) be paid to Sellers as a termination fee in the event of a termination pursuant to §10(a)(ii)(C), 10(a)(ii)(D) or §10(a)(v); (ii) be paid to Sellers as a termination fee in the event of termination pursuant to §10(a)(iii); or (iii) returned to Buyer if the transaction contemplated by this Agreement does not close as a result of a termination for any other reason under §10. Any termination fee payable to Sellers under this §10(b) shall be applied dollar for dollar in partial or full satisfaction of any damages or other relief otherwise recoverable from Buyer by Sellers pursuant to this Agreement.
11. Miscellaneous.
          (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer, and (iv) assign its rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise).
          (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
          If to any Seller or Stockholder:
Jack A. Widmer
1349 Hickory Hills
Metamora, Illinois 61548
Telephone: (309) 383-2909
Telecopy: (309) 444-4334

          Copies to:
Husch & Eppenberger, LLC
401 Main Street, Suite 1400
Peoria, Illinois 61602
Telephone: (309) 637-4900
Telecopy: (309) 637-4928
Attention: Charles H. Young, Esq.
          If to Buyer:
Gunderson Rail Services LLC
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Telephone: (503) 684-7000
Telecopy: (503) 620-4004
Attention: Timothy A. Stuckey
          Copy to:
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Telephone: (503) 684-7000
Telecopy: (503) 620-4004
Attention: Vice President and General Counsel
     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Sellers and the Stockholder. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Except as set forth below, each of Buyer, Stockholder and each Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If a second request is issued under the HSR Act or similar state Law and Buyer elects to reply to the second request, Buyer shall reimburse Sellers and Stockholder for reasonable air travel, rental car and lodging expenses incurred by them and their advisors in connection with replying to such second request.
          (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.
          (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          (n) [intentionally omitted].
          (o) Employee Benefits Matters.
               (i) Buyer may, but shall not be obligated to, offer employment or engagement to any or all of the employees and independent contractors of Sellers and Sellers undertakes and agree to use commercially reasonable efforts to effect retention of such employees and independent contractors designated in writing by Buyer. Any employment offered by Buyer to employees of Sellers will be “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and an employee, and applicable state and federal laws governing employment). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the employees of Sellers after the Closing Date, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
               (ii) Sellers shall hold Buyer harmless from and against all claims and continue to be responsible for and will discharge all obligations to Sellers’ employees and/or independent contractors, including under all Employee Benefit Plans, those as a result of any termination of such employees and/or independent contractors, and termination of all Employee Benefit Plans on or prior to the Closing Date, including but not limited to, severance pay, termination pay, notice of termination, damages for dismissal without serious cause, a claim for reinstatement and any and all benefits or claims, including, without limitation, wages, payroll related Liabilities, vacation pay, overtime pay, pension/retirement benefits (statutory or otherwise) and bonus entitlement, accrued up to and including the close of business on the Closing Date (collectively, the “Employment Obligations”). For the avoidance of doubt, Buyer will not assume or continue, or have any responsibility or liability to any employee or independent contractor of Sellers (whether or not such employee or independent contactor becomes an employee of Buyer) under or with respect to, any Employee Benefit Plans of Sellers pursuant to this Agreement.
               (iii) Buyer shall offer employment to certain of Sellers’ employees to avoid a “plant closing” or “mass layoff” under the WARN Act.
          (p) Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
          (q) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
          (r) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §11(t) below), in addition to any other remedy to which they may be entitled, at law or in equity.
          (s) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the County of Peoria, State of Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. The agreement of the Parties in the preceding sentence shall be a submission to jurisdiction of such courts. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §11(g) above. Nothing in this §11(s), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
          (t) Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE

ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:		SELLERS:

GUNDERSON RAIL SERVICES LLC		AMERICAN ALLIED RAILWAY
EQUIPMENT CO., INC.

By:	/s/ Timothy A. Stuckey Name: Timothy A. Stuckey	By:	/s/ Jack A. Widmer Name: Jack A. Widmer
	Title: President		Title: President

AMERICAN ALLIED FREIGHT CAR CO., INC.
By:	/s/ Jack A. Widmer
	Name:	Jack A. Widmer
	Title:	President

AMERICAN ALLIED RAILWAY EQUIPMENT CO. — SOUTH, L.L.C.
By:	/s/ Jack A. Widmer
	Name:	Jack A. Widmer
	Title:	President and Manager

STOCKHOLDER:
/s/ Jack A. Widmer
Jack A. Widmer